Exhibit 99.1

For more information contact:	Media - Bruce Amundson (253) 924-3047
Analysts - Kathryn McAuley (253) 924-2058
Weyerhaeuser Reports Second Quarter Results
FEDERAL WAY, Wash. (July 29, 2011) - Weyerhaeuser Company (NYSE: WY) today reported net earnings of $10 million for the second quarter, or 2 cents per diluted share, on net sales of $1.8 billion. This compares with net earnings of $14 million on net sales of $1.8 billion for the same period last year.
Earnings for the second quarter of 2011 include after-tax charges of $22 million from special items. Excluding these items, the company reported net earnings of $32 million, or 6 cents per diluted share. This compares with net earnings before special items of $42 million in the second quarter of 2010.

Net cash provided by operations for the second quarter of 2011 was $116 million, compared with $189 million for the second quarter of 2010. The company's cash balance decreased by $582 million in the second quarter, primarily due to repayment of debt. Weyerhaeuser ended the quarter with $881 million in cash and cash equivalents.

“We are confident that our ongoing efforts to sharpen our focus and reduce costs are positioning us to achieve our goal of generating superior sustainable returns for our shareholders, ” said Dan Fulton, president and chief executive officer. “The recently announced agreements to sell our hardwoods and Westwood Shipping Lines operations demonstrate the focus we are placing on our strategic direction.”
WEYERHAEUSER

FINANCIAL HIGHLIGHTS (millions, except per share data)	2Q 2011	1Q 2011	2Q 2010
Net sales
From continuing operations	$1,610	$1,422	$1,641
From discontinued operations	$163	$156	$164
Total net sales	$1,773	$1,578	$1,805

Net earnings	$10	$99	$14
Weighted average shares outstanding, diluted	541	540	212
Earnings per diluted share	$0.02	$0.18	$0.07

Net earnings before special items	$32	$3	$42
Earnings per diluted share before special items	$0.06	$—	$0.20

Net cash from operations	$116	$(109)	$189
Net change in cash and cash equivalents	$(582)	$(4)	$(314)
Cash and cash equivalents at end of period	$881	$1,463	$1,846
Net sales from discontinued operations include the net sales of Weyerhaeuser's hardwoods and Westwood Shipping Lines businesses. These operations are reported as discontinued due to the expected sales of the businesses.
Weyerhaeuser's outstanding shares increased substantially from the second quarter of 2010 due to a special dividend of approximately 324 million shares of common stock and $560 million in cash, paid on Sept. 1, 2010 in conjunction with the company's conversion to a REIT.

TIMBERLANDS

FINANCIAL HIGHLIGHTS (millions)	2Q 2011	1Q 2011	Change
Net sales	$288	$230	$58
Contribution to pre-tax earnings before special items	$112	$89	$23
Pre-tax gain from special items	$—	$152	$(152)
GAAP contribution to pre-tax earnings	$112	$241	$(129)
2Q 2011 Performance - The segment's earning before special items improved $23 million in the second quarter compared with the first. Fee harvest volumes rose, and average selling prices for western logs increased due to strong Chinese export demand through the first half of the quarter. Theres improvements were partially offset by higher fuel costs.
First quarter results included a special item pre-tax gain of $152 million from the sales of 82,000 acres of non-strategic timberlands. Excluding that transaction, earning from dispositions of non-strategic timberlands totaled $19 million in the first quarter, compared with $34 million in the second quarter.

3Q 2011 Outlook - Weyerhaeuser expects significantly lower earnings from the Timberlands segment in the third quarter. The company anticipates lower selling prices and harvest volumes in the West and seasonally higher silviculture and road expenses. The company also expects reduced earnings from dispositions of non-strategic timberlands.
WOOD PRODUCTS

FINANCIAL HIGHLIGHTS (millions)	2Q 2011	1Q 2011	Change
Net sales	$702	$624	$78
Charge to pre-tax earnings before special items	$(52)	$(36)	$(16)
Pre-tax gains charge from special items	$(9)	$—	$(9)
GAAP charge to pre-tax earnings	$(61)	$(36)	$(25)
2Q 2011 Performance -The segment's results before special items declined $16 million compared with the first quarter due to lower selling prices for lumber and oriented strand board and higher log costs. These factors were partially offset by improved sales volumes across nearly all product lines.
Second quarter includes special charges of $9 million related to the expected sale of the hardwoods business. Second quarter results before special items include operating earnings of $1 million from that business, compared with breakeven results in the first quarter.
3Q 2011 Outlook - Excluding the hardwoods transaction, Weyerhaeuser anticipates a comparable loss from the segment in the third quarter. The company expects lower selling prices for lumber and oriented strand board and lower sales volumes across most product lines, offset by lower log costs and modest cost improvements.
CELLULOSE FIBERS

FINANCIAL HIGHLIGHTS (millions)	2Q 2011	1Q 2011	Change
Net sales	$526	$506	$20
Contribution to pre-tax earnings before special items	$80	$86	$(6)
Pre-tax gain from special items	$—	$—	$—
GAAP contribution to pre-tax earnings	$80	$86	$(6)
2Q 2011 Performance - Second quarter earnings declined $6 million compared with first quarter. Maintenance costs increased and production declined as the segment completed four planned annual maintenance outages, compared with two in the first quarter. This was partially offset by improved average selling prices. Sales volumes declined sightly, as market demand weakened late in the second quarter.

3Q 2011 Outlook - Weyerhaeuser expects significantly higher earnings from the Cellulose Fibers segment in the third quarter. The company anticipates substantially lower maintenance costs and increased production, partially offset by lower selling prices for pulp.
REAL ESTATE

FINANCIAL HIGHLIGHTS (millions)	2Q 2011	1Q 2011	Change
Net sales	$191	$160	$31
Contribution (charge) to pre-tax earnings before special items	$8	$(1)	$9
Pre-tax gain from special items	$—	$—	$—
GAAP contribution (charge) to pre-tax earnings	$8	$(1)	$9
2Q 2011 Performance - The segment's earnings increased $9 million compared with the first quarter, primarily due to seasonally higher home sale closings. Home sale closings increased 26 percent compared with the first quarter to 459 single-family homes. Average margins on homes closed improved slightly, but average prices declined due to mix.

Second quarter earnings include $4 million from the sale of land and lots, compared with $1 million in the first quarter.
3Q 2011 Outlook - Weyerhaeuser anticipates slightly higher earnings from single-family homebuilding operations in the third quarter due to a seasonal increase in home sale closings.
OTHER ITEMS

Interest expense for the second quarter includes a pre-tax special charge of $26 million associated with the early extinguishment of approximately $518 million of long-term debt due March 2012.

Second quarter results for the Corporate and Other segment include net pre-tax charges of $11 million for discontinued operations, including operating earnings of $2 million for Westwood Shipping Lines and charges of $13 million for other operations. First quarter results include operating earnings of $2 million for Westwood Shipping Lines.

ABOUT WEYERHAEUSER

Weyerhaeuser Company, one of the world's largest forest products companies, began operations in 1900. We grow and harvest trees, build homes and make a range of forest products essential to everyday lives. We manage our timberland on a sustainable basis in compliance with internationally recognized forestry standards. At the end of 2010, we employed approximately 14,000 employees in 10 countries. We have customers worldwide and generated $6.6 billion in sales in 2010. Our stock trades on the New York Stock exchange under the symbol WY. Additional information about us is available at http://www.weyerhaeuser.com.

EARNINGS CALL INFORMATION

Weyerhaeuser will release second quarter 2011 results on July 29 before the market opens. The company will hold a live conference call at 7 a.m. Pacific (10 a.m. Eastern) on July 29 to discuss second quarter results.
To access the conference call from within North America, dial (877) 296-9413 (access code - 29869015) at least 15 minutes prior to the call. Those calling from outside North America should dial 1-(706) 679-2458 (access code - 29869015). Replays will be available for one week at (800) 642-1687 (access code - 29869015) from within North America and at 1-(706) 645-9291 (access code - 29869015) from outside North America.
The call is being webcast through Weyerhaeuser's Internet site at http://investor.weyerhaeuser.com and is accessible by selecting the “Q2 2011 Earnings Conference Call” link.
The webcast is available through the Thomson StreetEvents Network to both institutional and individual investors. Individual investors can listen to the call at http://www.fulldisclosure.com, Thomson's individual investor portal, powered by StreetEvents. Institutional investors can access the call via Thomson's password-protected site, StreetEvents (http://www.streetevents.com).

FORWARD LOOKING STATEMENTS

This news release contains statements concerning the company's future results and performance that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on various assumptions and may not be accurate because of risks and uncertainties surrounding these assumptions. Factors listed below, as well as other factors, may cause actual results to differ significantly from these forward-looking statements. There is no guarantee that any of the events anticipated by these forward-looking statements will occur. If any of the events occur, there is no guarantee what effect they will have on company operations or financial condition. The company will not update these forward-looking statements after the date of this news release.

Some forward-looking statements discuss the company's plans, strategies and intentions. They use words such as “expects,” “may,” “will,” “believes,” “should,” “approximately,” “anticipates,” “estimates,” and “plans.” In addition, these words may use the positive or negative or other variations of those terms.

This release contains forward-looking statements regarding the company's expectations during the third quarter of 2011, including lower selling prices and harvest volumes in the West, seasonally higher silviculture and road expenses, reduced earnings from dispositions of non-strategic timberlands, and significantly lower earnings in the Timberlands segment; lower selling prices for lumber and oriented strand board and lower sales volumes across most products lines, offset by lower log costs and modest cost improvements, and a comparable loss in the Wood Products segment excluding special items; substantially lower maintenance costs and improved production, partially offset by lower selling prices for pulp, somewhat higher shipment volumes, seasonally lower energy costs, and significantly higher earnings in the Cellulose Fiber segment; and slightly higher earnings from single-family homebuilding operations and seasonal increase in home sale closings, continued strong margins, and flat to slightly lower selling prices in the Real Estate segment.

Major risks, uncertainties and assumptions that affect the company's businesses and may cause actual results to differ from these forward-looking statements, include, but are not limited to:

•	the effect of general economic conditions, including employment rates, housing starts, interest rate levels, availability of financing for home mortgages, and strength of the U.S. dollar;

•	market demand for the company's products, which is related to the strength of the various U.S. business segments and economic conditions;

•	performance of the company's manufacturing operations, including maintenance requirements;

•	raw material prices;

•	energy prices;

•	transportation costs;

•	the successful execution of internal performance plans, including restructurings and cost reduction initiatives;

•	the level of competition from domestic and foreign producers;

•	the effect of the Japanese tsunami on demand for company products;

•	the effect of weather;

•	the risk of loss from fires, floods, windstorms, hurricanes, pest infestation and other natural disasters;

•	federal tax policies;

•	the effect of forestry, land use, environmental and other governmental regulations;

•	legal proceedings;

•	the effect of timing of retirements and changes in the market price of company stock on charges for stock-based compensation;

•	changes in accounting principles;

•	performance of pension fund investments and related derivatives; and

•	other factors described under “Risk Factors” in the Company's annual report on Form 10-K and quarterly reports on Form 10-Q.

The company also is a large exporter and is affected by changes in economic activity in Europe and Asia, particularly Japan and China. It also is affected by changes in currency exchange rates, particularly the relative value of the U.S. dollar to the euro and the Canadian dollar. Restrictions on international trade or tariffs imposed on imports also may affect the company.